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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference of our reports dated January 16, 1998, except for Notes 7 and 9, as to which the date is March 31, 1998, in the Registration Statement (Form S-8) pertaining to the 1998 Stock Incentive Plan and the 1998 Employee Stock Purchase Plan of Broadcom Corporation and the prospectus dated August 6, 1998 prepared pursuant thereto, with respect to the financial statements and schedule of Broadcom Corporation included in the Registration Statement (Form S-1 No. 333-45619) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                              /s/ Ernst & Young LLP


Orange County, California
July 31, 1998